UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2005 (January 20, 2005)

National Health Realty, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	333-37173	52-2059888
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 3.01(a). Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On January 20, 2005, National Health Realty, Inc. received a warning letter from the American Stock Exchange that the Company is not in compliance with the Amex board of directors composition requirements as set forth in Section 121A of the Amex Company Guide. Specifically, the Company does not currently have a majority of independent directors serving on its board. The warning letter gives the Company until May 31, 2005 to regain compliance with the Amex requirements.

The Company intends to correct the instance of noncompliance with the Amex Company Guide as soon as reasonably possible and will comply with the independence standards of Amex Company Guide section 121A by May 31, 2005.

On January 25, 2005, the Company issued a press release announcing its receipt of the warning letter from Amex. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Realty, Inc.

By: /s/ Robert G. Adams
Name: Robert G. Adams
Title: President

Date: January 25, 2005

Exhibit Index

Number	Exhibit
99.1	Press release, dated January 25, 2005

EXHIBIT 99.1

For Release Jan. 25, 2005

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-9100

NHR receives notice from AMEX

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX:NHR), a real estate investment trust, said that on Jan. 20, 2005, it received a notice from the American Stock Exchange that the Company is currently not in compliance with the Amex board of directors composition requirements as set forth in Section 121A of the Amex Company Guide. Specifically, the Company does not currently have a majority of independent directors serving on its board. The warning letter gives NHR until May 31 to regain compliance with the Amex requirements. The Company intends to correct the instance of noncompliance with the Amex Company Guide as soon as reasonably possible and will comply with the independence standards of Amex Company Guide section 121A by May 31.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes totaling $13.7 million. These notes are secured by operating skilled nursing facilities and other health care properties. Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward-looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.